Marina Biotech Announces a License Agreement to SMARTICLES

City of Industry, CA – February 7, 2017 – Marina Biotech, Inc. (OTCQB: MRNA) a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for disease intersections of arthritis, hypertension, and cancer, today announced that they have entered into a license agreement regarding the Company’s SMARTICLES platform for the delivery of nanoparticles including small molecules, peptides, proteins and biologics. This represents the first time that the Company’s SMARTICLES technologies have been licensed in connection with nanoparticles delivering small molecules, peptides, proteins and biologics. Under terms of the agreement, Marina could receive up to $90MM in success based milestones. Further details of the agreement were not disclosed.

“With the execution of this license agreement, the company extends its runway and enters into new areas medicine,” stated Joseph W. Ramelli, CEO of Marina Biotech. “We are now beginning to see our delivery technologies used with various types of molecules and entities. We hope our delivery technologies continue to provide new therapeutic opportunities to the patient community.”

About Marina Biotech, Inc.

Marina Biotech is a biotechnology company focused on the development and commercialization of innovative therapeutics for disease intersections of arthritis, hypertension, and cancer. Our pipeline includes combination therapies of oligonucleotide-based therapeutics and small molecules. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome). By its merger with IthenaPharma, Marina Biotech recently acquired IT-102/IT-103- next generation celecoxib- which will be developed together with CEQ508 as a therapeutic enhancer for therapies against FAP and CRC. IT-102/IT-103 are also being developed for the treatment of combined arthritis/ hypertension and treatment of pain requiring high dose of celecoxib. Additional information about Marina Biotech is available at http://www.marinabio.com.

Marina Biotech Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to successfully integrate its business operations with those of IthenaPharma; (ii) the ability of Marina Biotech to obtain funding to support its clinical development; (iii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iv) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (v) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (vi) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ 2 materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent filings with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update or supplement forward-looking statements because of subsequent events.

For Marina inquires: Joseph Ramelli CEO Marina Biotech, Inc. (626) 964-5753